Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-137071

FORM OF INVESTOR PURCHASE AGREEMENT

February 12, 2007

Beacon Power Corporation
234 Ballardvale Street
Wilmington, Massachusetts 01887

Ladies and Gentlemen:

The undersigned (hereinafter, the “Investor”), hereby confirms and agrees with you as follows:

1. This Purchase Agreement (the “Agreement”) is made as the date hereof between Beacon Power Corporation, a Delaware corporation (the “Company”), and the Investor.

2. The Company has authorized the sale and issuance of up to 11,814,688 units (the “Units”), each of which consists of one share of common stock, par value $0.01 per share (the “Common Stock”), and a warrant (the “Warrants”) to purchase 0.5 shares of Common Stock at an exercise price of $1.33 per share, to certain investors (the “Offering”), as more fully described in the Placement Agency Agreement (the “Placement Agency Agreement”) dated the date hereof by and between the Company and Merriman Curhan Ford & Co. (the “Placement Agent”), and the Company’s Free Writing Prospectus (the “Free Writing Prospectus”) dated December 28, 2006. A copy of each of the Placement Agency Agreement and the Free Writing Prospectus has been furnished to the Investor. All defined terms used herein and not otherwise defined shall have the same meanings ascribed to such terms in the Placement Agency Agreement.

3. Subject to execution by the Company and the Placement Agent of the Placement Agency Agreement and delivery of the base prospectus relating to the Units and the Free Writing Prospectus, the Company and the Investor agree that the Investor will purchase from the Company, and the Company will issue and sell to the Investor, the number of Units set forth on the signature page hereto, at the purchase price of $0.90 per Unit, pursuant to the Terms and Conditions for Purchase of the Units attached hereto as Annex I and incorporated herein by reference as if fully set forth herein. The Investor acknowledges that the Offering is not being underwritten by the Placement Agent and that there is no minimum offering amount. Shares of Common Stock will be credited to the Investor using customary book-entry procedures.

4. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company and (b) it is not a, and it has no direct or indirect affiliation or association with any, NASD member as of the date hereof.

5. The Investor confirms that it had full access to all filings made by the Company with the Securities and Exchange Commission, including the registration statement relating to the Units, and that it was able to read, review, download and print each such filing.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:

Name of Investor:	___________________________
By:________________________ Name: Title:

Address of Investor:	___________________________ ___________________________ ___________________________ ___________________________

Number of Units to be Purchased by the Investor in the Offering:	___________________________

Purchase Price per Unit:	___________________________

Total Purchase Price:	___________________________

BEACON POWER CORPORATION

By:_____________________________
      Name:
      Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF THE UNITS

1. Agreement to Sell and Purchase the Units; Subscription Date.

1.1 Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined in Section 2 below), the Company will sell to the Investor, and the Investor will purchase from the Company, the number of Units set forth on the signature page of this Agreement, at the purchase price set forth herein.

1.2 The Company may enter into agreements similar to this Agreement with certain other investors (the “Other Investors”) and expects to complete sales of the Units to them. (The Investor and the Other Investors hereinafter collectively are referred to as the “Investors,” and this Agreement and the agreements executed by the Other Investors are hereinafter collectively referred to as the “Agreements”). The Company may accept or reject any one or more Agreements in its sole discretion.

2. Delivery of the Units at Closing. The completion of the purchase and sale of the Units (the “Closing”) shall take place as provided in Section 2 of the Placement Agency Agreement.

The Company’s obligation to issue and sell the Units to the Investor shall be subject to the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing.

The Investor’s obligation to purchase the Units shall be subject to the conditions that (a) the Placement Agent shall not have terminated the Placement Agency Agreement pursuant to the terms thereof and (b) the conditions to closing in the Placement Agency Agreement shall have been satisfied or waived.

3. Representations, Warranties and Covenants of the Company. The Company hereby represents and warrants to, and covenants with, the Investor, as follows:

3.1 The Company acknowledges and agrees that each Investor may rely on the representations and warranties made by it to the Placement Agent in Section 3 of the Placement Agency Agreement to the same extent as if such representations and warranties had been incorporated in full herein and made directly to the Investor.

3.2 This Agreement constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4. Representations, Warranties and Covenants of the Investor.

4.1 The Investor represents and warrants that it has received the Company’s base prospectus relating to the Units and the Free Writing Prospectus.

4.2 The Investor further represents and warrants to, and covenants with, the Company that (i) such Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) this Agreement constitutes a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 The Investor represents and warrants to, and covenants with, the Company that: (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Units; and (ii) the Investor has, in connection with its decision to purchase the number of Units set forth on the signature page of this Agreement, relied solely upon the registration statement, any amendments or supplements thereto and the Free Writing Prospectus and has not relied upon any information provided by Merriman Curhan Ford & Co. in its capacity as Placement Agent for the Company.

4.4 The Investor understands that nothing in the prospectus and any supplement thereto, this Agreement or any other materials presented to such Investor in connection with the purchase and sale of the Units constitutes legal, tax or investment advice. Such Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Units.

4.5 From and after obtaining knowledge of the sale of the Units contemplated hereby, such Investor has not taken, and prior to the public announcement of the transaction such Investor shall not take, any action that has caused or will cause such Investor to have, directly or indirectly, sold or agreed to sell any Units, Common Stock or Warrants, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended) with respect to the Units, the Common Stock or the Warrants, granted any other right (including, without limitation, any put or call option) with respect to the Units, the Common Stock or the Warrants, or with respect to any security that includes, relates to or derives any significant part of its value from the Units, the Common Stock or the Warrants, whether or not, directly or indirectly, in order to hedge its position in the Units.

5. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to such Investor of the Units being purchased and the payment therefor.

6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (A) if within domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by a nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows: (a) if to the Company, then as provided in Section 11 of the Placement Agency Agreement; and (b) if to an Investor, at its address set forth on the signature page of this Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

7. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

8. Headings. The headings of the various sections of this Agreement have been inserted for convenience or reference only and shall not be deemed to be part of this Agreement.

9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any placement agent or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (888) 595-0999.